EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Tuesday, April 20, 2004

Contact:	Tom Cherry, Senior Vice President & CFO
(804) 843-2360

C&F Financial Corporation Announces

First Quarter Earnings

West Point, Va., April 20, 2004 — C&F Financial Corporation (NASDAQ:CFFI), the one-bank holding company for Citizens and Farmers Bank of West Point, Va., today reported quarterly net income of $2.35 million, or 62 cents per diluted share, for its first quarter ended March 31, 2004, compared with $3.26 million, or 87 cents per diluted share, for the first quarter ended March 31, 2003.

The decrease in net income and net earnings per share for the first quarter of 2004 is primarily attributable to the decrease in the earnings of the Mortgage Banking segment, partly offset by increased earnings from the Retail Banking segment. Earnings from the Consumer Finance segment were unchanged from last year’s first quarter. The decrease in this year’s first quarter earnings follows a record first quarter in 2003, driven by growth in all segments, but particularly the Mortgage Banking segment.

The corporation’s annualized return on average equity was 14.38 percent for the quarter ended March 31, 2004, compared with 22.81 percent for the same period last year. The annualized return on average assets was 1.66 percent for the first quarter of this year, compared with 2.48 percent for the same quarter of last year.

“As expected, the increase in mortgage rates during the latter part of 2003 resulted in a decrease in demand for loan refinancing and loans for home purchases. This decline in demand negatively affected the earnings of our Mortgage Banking segment for the first quarter,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “While recent loan demand has improved, we anticipate that 2004 loan originations will remain lower than 2003.”

C&F FINANCIAL CORPORATION

Tuesday, April 20, 2004

Contact:	Tom Cherry, Senior Vice President & CFO
(804) 843-2360

“Despite the decrease in mortgage loan demand, we are excited about the initiatives that are underway in all segments of the company.”

“In the Retail Banking segment, we opened a new branch in Mechanicsville at the end of 2003 and a new branch in the Newport News market in January of this year,” said Dillon. “In addition, we have recently signed two contracts for parcels of land for future branch sites in Newport News and are negotiating a contract for a parcel of land in Hampton. In the Consumer Finance segment, we continue to invest in technology to create future efficiencies and are in the process of converting the loan system to that used by the Bank. We also have hired personnel to begin serving the Northern Virginia and Nashville, Tenn. consumer finance markets. At the Mortgage Banking segment, we recently opened our fifteenth branch, which is located in Waldorf, Md.”

“The opening of these new locations, our entry into new markets and the technology initiatives have resulted in additional expenses that are reflected in the first quarter results,” Dillon said. “We are confident these initiatives will enhance shareholder value over the long-term.”

“We continue to actively manage our capital through growth in our core businesses, dividends to our shareholders and an active stock repurchase program. During the first quarter, the board increased the quarterly dividend by 10 percent to 22 cents per share. This increase is in addition to the 25 percent increase in dividends during 2003. Also, the company’s board authorized

C&F FINANCIAL CORPORATION

Tuesday, April 20, 2004

Contact:	Tom Cherry, Senior Vice President & CFO
(804) 843-2360

management to repurchase up to 5 percent of the outstanding shares. While growth is very important to us, we believe in profitable growth — not growth for growth’s sake. Over the past several years we have employed these three methods in managing capital and we will continue to do so in the future.”

Mortgage Banking Segment. Net income for the Mortgage Banking segment decreased approximately $968,000 to $377,000 for the quarter ended March 31, 2004. This decrease resulted from a decline in the gain on sales of loans, which was offset in part by lower production-based compensation. As mortgage rates began to increase in the third quarter of 2003, the Mortgage Banking segment began experiencing a decline in the number of applications for home purchase and refinance loans, which resulted in a decrease in originations and sales of loans. This decline continued into the first quarter of 2004. Based on the volume of mortgage loan applications in March 2004, the level of the mortgage loan pipeline and the most recent interest rate trends, management expects earnings from the Mortgage Banking segment to follow a more normal seasonal pattern this year than last year resulting in peak earnings from the Mortgage Banking segment in the second and third quarters. However, future earnings for the Mortgage Banking segment will be affected by any changes in interest rates, new and resale home sales and loan refinancings.

Retail Banking Segment. Net income for the Retail Banking segment increased approximately $42,000 to $1.33 million for the quarter ended March 31, 2004, and included $143,000, on an after-tax basis, of interest income recognized on two credit relationships that were removed from nonaccrual status in the first quarter of 2004. The performance of the Retail Banking segment was constrained by the net interest margin compression that began in the second

C&F FINANCIAL CORPORATION

Tuesday, April 20, 2004

Contact:	Tom Cherry, Senior Vice President & CFO
(804) 843-2360

quarter of 2003, the initial costs associated with the expansion of the Retail Banking segment into the Peninsula and Hanover markets of Virginia, and an increase in operations and administrative personnel to support growth. The net interest margin compression for the first quarter of 2004 was attributable to lower loan demand than that experienced in the first quarter of last year, which resulted in excess funds in lower-yielding accounts.

The Retail Banking segment’s nonaccrual loans increased to $3.98 million as of March 31, 2004, compared with $1.99 million as of December 31, 2003. This increase resulted from one commercial real estate relationship, which became more than 90 days delinquent after December 31, 2003. Management is monitoring this relationship very closely. The principal balance outstanding of this relationship is $3.0 million for which management has allocated a reserve of $767,000. Management believes this is an adequate reserve to cover potential losses.

Consumer Finance Segment. First quarter fiscal 2004 net income for the Consumer Finance segment was $573,000, level with the net earnings of the first quarter of 2003. Net earnings were favorably impacted by a 17.6 percent increase in average loans outstanding. However, the first quarter of 2004 included a $268,000 after-tax increase in the provision for loan losses as a result of higher charge-offs in 2004 and an increase in operating expenses to support growth and technology investments. During the first quarter, C&F’s management implemented changes to the loan underwriting guidelines to improve asset quality on new loans. The charge-offs in the first quarter of 2004 occurred on loans originated under previous guidelines.

C&F FINANCIAL CORPORATION

Tuesday, April 20, 2004

Contact:	Tom Cherry, Senior Vice President & CFO
(804) 843-2360

About C&F Financial Corporation. C&F Financial Corporation’s stock trades on the Nasdaq Stock Market System under the symbol CFFI. The stock closed at a price of $39.47 per share on Monday, April 19, 2004. At March 31, 2004, the book value of the stock was $18.55 per share, and the corporation declared a dividend of 22 cents per share during the first quarter of 2004. The corporation’s market makers include Advest, Inc., Davenport & Company LLC, FTN Financial Securities Corp., McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Financial Corporation operates 14 retail bank branches located throughout the Newport News to Richmond corridor in Virginia through its Citizens and Farmers Bank subsidiary and its division, Citizens and Commerce Bank. The corporation provides mortgage and title services through C&F Mortgage Corporation’s 15 offices and offers full investment services through its subsidiary C&F Investment Services, Inc. Moore Loans provides automobile loans through its offices in Richmond, Roanoke and Hampton, Va.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Forward-Looking Statements. The statements contained in this press release that are not historical facts may constitute “forward-looking statements” as defined by the federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material

C&F FINANCIAL CORPORATION

Tuesday, April 20, 2004

Contact:	Tom Cherry, Senior Vice President & CFO
(804) 843-2360

adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: (1) interest rates, (2) general economic conditions, (3) demand for loan products, (4) the legislative/regulatory climate, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, (6) the quality or composition of the loan or investment portfolios, (7) deposit flows, (8) competition, (9) demand for financial services in the company’s market area and (9) accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of their dates.

C&F FINANCIAL CORPORATION

Selected Financial Information

(dollars in thousands, except per share data)

	3/31/04	12/31/03	3/31/03
Balance Sheets
Investment securities - available for sale at fair value	$73,475	$103,050	$61,794
Loans held for sale	47,587	29,733	89,334
Loans, net	351,751	350,170	333,642
Federal Home Loan Bank stock	1,392	2,072	2,072
Total assets	578,388	573,546	538,458
Deposits	427,544	427,635	389,111
Borrowings	70,983	67,734	74,265
Shareholders’ equity	66,506	65,384	57,281

	For The Quarter Ended
	3/31/04	3/31/03
Statements of Income
Interest income	$9,585	$9,538
Interest expense	1,820	2,315
Provision for loan losses[1]	895	538
Other operating income:
Gain on sale of loans	3,066	4,823
Other	1,796	2,021
Other operating expenses:
Salaries and employee benefits	5,633	5,789
Other	2,786	2,892
Income tax expense	966	1,584
Net income	2,347	3,264
Earnings per common share – assuming dilution	.62	.87
Earnings per common share – basic	.65	.90
Interest income on a taxable-equivalent basis[2]	9,696	9,877

	For The Quarter Ended
	3/31/04	3/31/03
Segment Information
Net income – retail banking	$1,334	$1,292
Net income – mortgage banking	377	1,345
Net income – consumer finance	573	571
Net income – other	63	56
Mortgage loan originations – mortgage banking	170,404	242,043
Mortgage loans sold – mortgage banking	152,550	259,936

C&F FINANCIAL CORPORATION

	At/For The Quarter Ended
	3/31/04	3/31/03
Selected Ratios
Book value per share	$18.55	$15.97
Dividends declared per share	$.22	$.16
Annualized return on average assets	1.66%	2.48%
Annualized return on average equity	14.38%	22.81%
Net interest margin (fully taxable basis)[2]	6.08%	6.31%

	For The Quarter Ended
	3/31/04	3/31/03
Average Balances
Securities	$71,106	$59,035
Loans	388,779	414,221
Fed funds sold/interest bearing deposits at other banks	57,920	12,814
Total earning assets	517,805	486,070

Time, checking and savings deposits	358,480	330,288
Borrowings	68,604	74,321
Total interest bearing liabilities	427,084	404,609
Demand deposits	60,047	47,686
Shareholders’ equity	65,256	57,228

	3/31/04	12/31/03	3/31/03
Capital Ratios
Total Capital (to Risk-Weighted Assets)
Corporation	13.8%	13.7%	12.7%
Bank	12.6	12.3	12.3
Tier 1 Capital (to Risk-Weighted Assets)
Corporation	12.5	12.4	10.6
Bank	11.4	11.0	10.1
Tier 1 Capital (to Average Tangible Assets)
Corporation	9.8	9.6	9.0
Bank	8.8	8.5	8.6

C&F FINANCIAL CORPORATION

	3/31/04	12/31/03	3/31/03
Asset Quality

Retail and Mortgage Banking Segments*
Non-accrual loans	$3,976	$1,993	$1,561
Real estate owned	—	8	702

Total non-performing assets	$3,976	$2,001	$2,263
Accruing loans past due for 90 days or more	$2,214	$1,092	$2,528
Allowance for loan losses	$4,225	$4,256	$3,888
Non-performing assets to loans and real estate owned	1.43%	72%	84%
Allowance for loan losses to loans and real estate owned	1.52	1.52	1.45
Allowance for loan losses to non-performing assets	106.27	212.69	171.81

*	Loans excludes consumer finance loans at Moore Loans.

	3/31/04	12/31/03	3/31/03
Consumer Finance Segment
Non-accrual loans	$957	$1,149	$813
Accruing loans past due for 90 days or more	241	233	206
Allowance for loan losses	4,833	4,401	3,067
Dealer reserves	1,819	2,119	2,148
Non-accrual consumer finance loans to total consumer finance loans	1.15%	1.44%	1.12%
Allowance for loan losses and dealer reserves to non-accrual consumer finance loans	694.91%	567.45%	641.45%
Allowance for loan losses to total consumer finance loans	5.79%	5.52%	4.23%
Dealer reserves to total consumer finance loans	2.18	2.66	2.97

Allowance for loan losses and dealer reserves to total consumer finance loans	7.97%	8.18%	7.20%

	At/For The Quarter Ended
	3/31/04	3/31/03
Other Data and Ratios
Shares repurchased	27,700	80,000
Average price of repurchased shares	$41.34	$28.13
Weighted average shares outstanding – diluted	3,767,485	3,763,867
Weighted average shares outstanding – basic	3,594,204	3,634,179
Market value per share at period end	$40.76	$34.40
Price to book value ratio at period end	2.20	2.15
Price to earnings ratio at period end[3]	16.44	9.89

C&F FINANCIAL CORPORATION

Notes to Selected Financial Data

[1]	Included in the provision for loan losses is $895,000 and $463,000 for the quarter ended 3/31/04 and 3/31/03, respectively, attributable to Moore Loans.

[2]	Interest income on a taxable-equivalent basis and the net interest margin for the quarter ended 3/31/04 exclude $221,000 of interest income recognized on two relationships that were removed from nonaccrual status in the first quarter of 2004.

[3]	The price to earnings ratio is calculated using annualized diluted earnings per share.

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